UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 16, 2020

AutoWeb, Inc.
  (Exact name of registrant as specified in its charter)
Delaware	1-34761	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
400 North Ashley Drive, Suite 300 Tampa, Florida 33602-4314
(Address of principal executive offices) (Zip Code)
(949) 225-4500
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AUTO	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On January 16, 2020, AutoWeb, Inc. (“Company” or “AutoWeb”) received a notice of event of default and reservation of rights (“Notice”) from PNC Bank, National Association, as Agent and Lender (“PNC”), under the Revolving Credit and Security Agreement dated as of April 30, 2019 by and among AutoWeb, PNC, and AutoWeb’s U.S. subsidiaries, Car.com, Inc., Autobytel, Inc., and AW GUA USA, Inc., as Guarantors, (as amended by the First Amendment, “Credit Agreement”), advising that an event of default has occurred and is continuing under Section 10.3 of the Credit Agreement by reason of AutoWeb’s failure to deliver to PNC the financial statements and related compliance certificate for the month ended November 30, 2019. Although not covered by the Notice at this time, AutoWeb also is not in compliance with the minimum EBITDA financial covenant under the Credit Agreement.

As a result of the Notice, PNC has increased the interest rate under the Credit Agreement by 2.0% per annum and PNC may accelerate the obligation to pay all outstanding balances under the Credit Agreement. As of the filing of this Current Report on Form 8-K, (i) PNC has not accelerated payment of the outstanding balances under the Credit Agreement and has not informed AutoWeb that PNC intends to accelerate payment of the outstanding balances under the Credit Agreement; and (ii) operations have not been impacted by the Notice because AutoWeb has been able to access available credit under the Credit Agreement. However, there can be no assurance that PNC will not exercise its rights to accelerate payment of outstanding balances under the Credit Agreement or that the Company will continue to be able to access available credit under the Credit Agreement. As of the filing of this Current Report on Form 8-K, the outstanding principal balance under the Credit Agreement was approximately $5.3 million, and AutoWeb maintains $5.0 million in restricted cash under the Credit Agreement and has an average accounts receivables balance, net of allowances for bad debts and customer credits, of approximately $24.4 million.

The Notice advises AutoWeb that PNC (i) specifically reserves all rights and remedies available to it under the Credit Agreement and (ii) does not waive the event of default or any other event of default that may exist on the date of the Notice or which may occur thereafter. The Notice further advises that any loans, advances, and extensions of credit made to AutoWeb from time to time, will be at the sole discretion of PNC and will not constitute a waiver of the event of default, or a waiver by PNC of any of its rights under the Credit Agreement or any collateral agreement.

AutoWeb has been exploring various alternative borrowing and financing options to replace the credit facility with PNC and, based on its discussions with potential lenders, AutoWeb believes that it has options available to it to replace the PNC credit facility. The Company is currently in negotiations with a potential lender regarding a new credit facility. The potential lender has conducted its initial diligence on the Company and is proceeding to complete diligence and prepare loan documentation.  The Company’s objective is to enter into a new credit facility promptly upon completion of the lender’s process.  There can be no assurance that AutoWeb will come to any agreement regarding a new credit facility with this lender or any other lender or, if a new credit facility is entered into with this lender or another lender, when the new credit facility will close.

The Company filed a copy of the Credit Agreement as Exhibit 10.1 to its Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on May 1, 2019 (SEC File No. 001-34761) and a copy of the first amendment to the Credit Agreement as Exhibit 10.1 to its Current Report on Form 8-K filed with the SEC on October 30, 2019 (SEC File No. 001-34761).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 23, 2020
AUTOWEB, INC.
By:	/s/ Glenn E. Fuller
Glenn E. Fuller, Executive Vice President, Chief Legal Officer and Secretary